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                                                                       Exhibit 8



                [LETTERHEAD OF ERNST & YOUNG LLP APPEARS HERE]



August 14, 2001


Board of Directors
Anthem Insurance Companies, Inc.
120 Monument Circle
Indianapolis, Indiana 46204



Ladies and Gentlemen:

We have acted as the tax advisor to Anthem Insurance Companies, Inc. ("Anthem Insurance") in connection with the proposed (a) conversion of Anthem Insurance from a mutual insurance company to a stock insurance company pursuant to applicable Indiana law, (b) holding company formation whereby Anthem Insurance will become a wholly owned subsidiary of Anthem, Inc., and (c) initial public offering of Anthem, Inc. stock (collectively, the "Proposed Transaction").

We have reviewed the following documents (collectively, the "Documents") in connection with the Proposed Transaction:

   (1) The Anthem Insurance Companies, Inc. Plan of Conversion to a Stock Insurance Company under Ind. Code 27-15-2-2, as approved by the Board of Directors of Anthem Insurance on June 18, 2001;

   (2) Form S-1 Registration Statement of Anthem, Inc. under the Securities Act of 1933 as filed with the Securities and Exchange Commission on or about August 15, 2001 (the "Registration Statement");

   (3) Anthem Insurance Companies, Inc. Member Information Statement, dated August 17, 2001; and

   (4) Representation Letter from the management of Anthem Insurance Companies, Inc. and Anthem Holdings, Inc. to Ernst & Young LLP, dated August 14, 2001.
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Board of Directors                                             August 14, 2001
Anthem Insurance Companies, Inc.                                        Page 2



You have advised us that the information set forth in the Documents is true, correct, and complete in all material respects and constitutes an accurate and complete description of the Proposed Transaction. We have made no independent determination or investigation regarding such facts, circumstances, terms or conditions and, therefore, have relied exclusively upon the Documents. Moreover, we have assumed that the Documents are authentic, that the copies provided to us are accurate and complete, that the Proposed Transaction described in the Documents has been authorized by all necessary parties and will be consummated in accordance with the terms of the Documents and that any statement subject to a knowledge qualification is true without such qualification. If any of these assumptions is incorrect, our opinion could be materially and adversely affected, and might be inapplicable. References herein to the "Code" are to the Internal Revenue Code of 1986, as amended, and to "Treasury Regulations" are to the Income Tax Regulations issued thereunder. References to defined terms which are not otherwise expressly defined in this opinion shall have the meanings given in the Documents.

Based upon the foregoing, we hereby confirm that, subject to the qualifications and limitations stated herein and in the Documents, in our opinion, the Registration Statement sections entitled "Tax Effect on Anthem" and "Certain United States Tax Consequences to Non-U.S. Holders of Common Stock," are accurate summaries of the material United States federal tax law consequences of the Proposed Transaction.

Our opinion is expressly limited to the United States federal income tax issues specifically set forth in the above-referred sections of the Registration Statement. No opinion has been requested, and none is provided, with respect to any other consequences arising in connection with the Proposed Transaction, including, but not limited to, any other consequences under Subchapter C of the Code or the consolidated return Treasury Regulations, alternative minimum tax consequences, state and local tax consequences, foreign tax consequences, or employee benefit tax consequences.

Our opinion is based upon our analysis of the Code, the Treasury Regulations promulgated thereunder, case law, and administrative pronouncements in effect on the date of this letter. The foregoing are subject to change, and any such change may be retroactively effective. If so, our opinion as set forth above may be affected and may not be relied upon. We have undertaken no obligation to update our opinion for changes in law or fact occurring subsequent to the date of this letter.

This opinion letter is provided for the exclusive benefit of Anthem Insurance, Anthem, Inc. and the purchasers of shares of Anthem, Inc. stock in the initial public offering to determine the United States federal income tax consequences of the Proposed Transaction, and pertains solely to the Proposed Transaction. Accordingly, our opinion may not be relied on by any other person or persons, or used by any person in connection with any other transaction, or used for any other purpose, without the prior written consent of Ernst & Young LLP.
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Board of Diretors                                              August 14, 2001
Anthem Insurance Companies, Inc.                                        Page 3



This letter is an opinion of our firm as to the interpretation of existing law and, as such, is not binding on the Internal Revenue Service or the courts. Accordingly, there can be no assurance that the Internal Revenue Service or the courts will agree with our opinion.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the appropriate headings in the prospectus that forms a part of the Registration Statement.



                                                Very truly yours,

                                                /s/ Ernst & Young LLP